EXHIBIT 10.30
USG CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT
            WHEREAS, the “Optionee” is an employee of USG Corporation (the “Company”) or a Subsidiary;
            WHEREAS, the Board of Directors of the Company (the “Board”) has granted to the Optionee, as set forth in the Grant Summary on the Smith Barney website the “Date of Grant”, an Option Right (the “Option”) pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”) to purchase Common Shares of the Company at a price per share, which represents the Market Value per Share on the Date of Grant (the “Option Price”), subject to the terms and conditions of the Plan and the terms and conditions hereinafter set forth;
            WHEREAS, the execution of a Nonqualified Stock Option Agreement substantially in the form hereof to evidence the Option has been authorized by a resolution of the Board; and
            WHEREAS, the Option is intended as a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code of 1986, as amended.
            NOW, THEREFORE, the Company and the Optionee agree as follows:
1.	Right to Exercise.
(a)	Subject to Sections 1(b) and (c), Section 3 and Section 5 below, the Option will become exercisable as set forth in the Grant Summary if the Optionee remains continuously employed until such time. To the extent the Option is exercisable, it may be exercised in whole or in part.

(b)	Notwithstanding Section 1(a) above, the Option shall become immediately exercisable in full, if at any time prior to the termination of the Option, a Change in Control shall occur.

(c)	Notwithstanding Section 1(a) above, if the Optionee should die or become permanently and totally disabled while in the employ of the Company or any Subsidiary, or if the Optionee’s employment should terminate due to the Optionee’s Retirement, this Option shall immediately become exercisable in full and shall remain exercisable until terminated in accordance with Section 3 below. The Grantee shall be considered to have become permanently and totally disabled if the Grantee has suffered a total disability within the meaning of the Company’s Long-Term Disability Plan for Salaried Employees. “Retirement” shall mean the
USG Corporation
Stock Options Agreement (N. America/annual grant/Officers)

Optionee’s retirement under a retirement plan (including, without limitation, any supplemental retirement plan) of the Company or any Subsidiary, or the Optionee’s retirement from employment with the Company or any Subsidiary after completing at least three years of continuous service with the Company or any Subsidiary and attaining the age of 62. Without limiting the generality of the foregoing, in no event shall “Retirement” include the involuntary termination of the Grantee’s employment by the Company (i) for cause or (ii) without cause if, as a result of such termination without cause, the Grantee becomes eligible to receive payments on account of such termination under an employment agreement between the Grantee and the Company.
2.	Payment. The Option Price shall be payable (a) in cash or by check acceptable to the Company, (b) by actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares that have been owned by the Optionee for more than six (6) months prior to the date of exercise, or (c) by a combination of such methods of payment; provided however, that clauses (b) and (c) shall not apply if the Optionee is residing in Canada. The requirement of payment in cash shall be deemed satisfied if the Optionee shall have made arrangements satisfactory to the Company with a bank or a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the Option Price plus payment of any applicable withholding taxes and pursuant to which the bank or broker undertakes to deliver the full Option Price plus payment of any applicable withholding taxes to the Company on a date satisfactory to the Company, but not later than the date on which the sale transaction will settle in the ordinary course of business.

3.	Termination. This Option shall terminate on the earliest of the following dates:
(a)	The date on which the Optionee ceases to be an employee of the Company or any Subsidiary, if the Optionee’s employment with the Company or a Subsidiary is terminated for Cause (for purposes of this Agreement and regardless of the meaning of such term under labor laws of the place where the Optionee resides, “Cause” being defined as (i) failure by the Optionee to substantially perform the Optionee’s duties, or (ii) misconduct by the Optionee in violation of the Company’s or any Subsidiary’s established business rules and procedures, or (iii) breach of any confidentiality, non-competition or non-solicitation agreement entered into between the Optionee and the Company);

(b)	Six (6) months after the Optionee ceases to be an employee of the Company or a Subsidiary, unless the Optionee ceases to be such employee by reason of death, permanent and total disability, Retirement or termination for Cause;

(c)	One (1) year after the death of the Optionee if the Optionee dies while an employee of the Company or a Subsidiary (in which case the Option becomes immediately exercisable in full pursuant to Section 1(c) herein);
USG Corporation
Stock Options Agreement (N. America)

(d)	Three (3) years after the permanent and total disability of the Optionee if the Optionee becomes permanently and totally disabled (as described in Section 1(c) above) while an employee of the Company or a Subsidiary (in which case the Option becomes immediately exercisable in full pursuant to Section 1(c) herein);

(e)	Five (5) years after the date of the Optionee’s Retirement;

(f)	Ten (10) years from the Date of Grant; and

(g)	Immediately upon a finding by the Board (or a committee of the Board) that the Optionee has engaged in any fraud or intentional misconduct as described in Section 17 hereof.
4.	Option Nontransferable. This Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution.

5.	Compliance with Law. This Option shall not be exercisable if such exercise would involve a violation of any applicable federal, state or other securities law.

6.	Adjustments. The Board (or a committee of the Board) shall make such adjustments in the Option Price and in the number or kind of Common Shares or other securities covered by this Option as the Board (or a committee of the Board) in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization or partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of the Option Rights provided for herein such alternative consideration as it may determine to be equitable in the circumstances.

7.	Taxes and Withholding. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with exercise of this Option, it shall be a condition to such exercise that the Optionee pay or make provision satisfactory to the Company for payment of all such taxes. The Optionee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the shares purchased upon exercise of this Option. If such election is made, the shares so retained shall be credited against such withholding requirement at the Market Value per Share on the date of exercise. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates.

8.	Continuous Employment. For purposes of this Agreement, the continuous employment of the Optionee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of
USG Corporation
Stock Options Agreement (N. America)

the Company or Subsidiary, by reason of the (a) transfer of the Optionee’s employment among the Company and its Subsidiaries or (b) an approved leave of absence.
9.	No Right to Future Grants; No Right of Employment; Extraordinary Item: In accepting the grant, Grantee acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Stock Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options , or benefits in lieu of Stock Options , even if Stock Options have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Stock Options are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and/or Subsidiaries, and which is outside the scope of Grantee’s employment contract, if any; (f) the Stock Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that Grantee is an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is Grantee’s employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Stock Options or diminution in value of the Stock Options or the Shares and Grantee irrevocably releases the Company, its Affiliates and/or its Subsidiaries from any such claim that may arise; and (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Grantee’s employment, Grantee’s right to receive Stock Options and vest in Stock Options under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, Grantee’s right to vest in the Stock Options after termination of employment, if any, will be measured by the date of termination of Grantee’s active employment and will not be extended by any notice period mandated under local law.

10.	Employee Data Privacy: Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan. Grantee’s understands that the Company Group holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or
USG Corporation
Stock Options Agreement (N. America)

outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any Shares acquired. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understand that Grantee may contact Grantee’s local human resources representative.
11.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Option hereunder.

12.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee under this Agreement without the Optionee’s consent.

13.	Severability. Subject to Section 17, if any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

14.	Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.
USG Corporation
Stock Options Agreement (N. America)

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

16.	The Optionee acknowledges that by clicking on the “Accept” button on the Smith Barney web page titled “Step 3: Confirm the Review/Acceptance of your Award,” the Optionee agrees to be bound by the electronic execution of this Award Agreement.

17.	In accordance with Section 20(d) of the Plan, if the Board (or a committee of the Board) has determined that any fraud or intentional misconduct by the Optionee was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), to the extent permitted by applicable law the Optionee shall: (a) return to the Company, in exchange for payment by the Company of the Option Price paid therefor, all Common Shares that the Optionee has not disposed of that were purchased pursuant to this Agreement; and (b) with respect to any Common Shares that the Optionee has disposed of that were purchased pursuant to this Agreement, pay to the Company in cash the difference between (i) the Option Price paid therefor by the Optionee pursuant to this Agreement, and (ii) the closing price of the Common Shares on the New York Stock Exchange on the date of such purchase (or on the last trading day prior to such purchase, if there was no trading on the purchase date). The remedy specified herein shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company. Notwithstanding any other provision of this Agreement or the Plan to the contrary, if this Section 17 is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement shall be deemed to be unenforceable due to a failure of consideration, and the Optionee’s rights to the Option that would otherwise be granted under this Agreement shall be forfeited.
USG Corporation
Stock Options Agreement (N. America)

            Executed in the name and on behalf of the Company at Chicago, Illinois as of the 10th day of February, 2010.

USG CORPORATION

Name:	Brian J. Cook
Title:	Senior Vice President, Human Resources

            The undersigned Optionee hereby accepts the Option Rights evidenced by this Nonqualified Stock Option Agreement on the terms and conditions set forth herein and in the Plan.
PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS.
USG Corporation
Stock Options Agreement (N. America)